Exhibit 10.27
    May 2009 Stock-Settled Stock Appreciation Right Grant Terms and Conditions
    Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)
Purpose	To promote Brunswick’s long term financial interests and growth.
Stock-Settled Stock Appreciation Right
The right to receive a payment in Brunswick Stock (as defined in the Plan) equal to the excess of the Stock’s Fair Market Value (as defined in the Plan) at exercise over the exercise prices as established on the date of grant attributable to the number of underlying Stock-Settled Stock Appreciation Rights (“Stock-Settled SARs”) granted.

By exercising Stock-Settled SARs, you agree to the terms and conditions of the grant.

Exercise Price	$ Closing price as reported on the New York Stock Exchange Composite Transactions Tape on the date of grant.
Vesting
Stock-Settled SARs vest and become exercisable upon the earliest of:
▪ One-fourth of the Stock-Settled SARs granted on each of the first, second, third, and fourth anniversaries of the date of grant, so long as employment by Brunswick or its designated affiliates continues on each such anniversary date;
▪ In the case of a termination of employment (other than for “cause” (willful misconduct in the performance of duties) or due to death or permanent disability (as defined below)) on or after (i) the first anniversary of the date of grant and (ii) the date at which age plus years of service equal 70 or more or age is 62 or more, vesting will continue on the normal vesting schedule described immediately above;
▪ In the case of a termination of employment (other than for cause or due to death or permanent disability) (i) prior to the first anniversary and (ii) on or after the date at which age plus years of service equals 70 or more or age is 62 or more, a pro-rata portion of the award will vest on each anniversary of the date of grant pursuant to the normal vesting schedule described above.  For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of shares underlying the Stock-Settled SAR award that would have vested on the applicable anniversary of the date of grant pursuant to the normal vesting schedule and (y) a fraction, the numerator of which is the number of days that have elapsed since the date of grant through the date of termination of the recipient’s employment, and the denominator of which is 365.  All remaining shares will be forfeited;
▪ Termination due to death or permanent disability; or,
▪ A Change in Control (as defined in the Plan).

Grant Term
Vested Stock-Settled SARs will remain exercisable as follows:
▪ Last day of employment, if involuntarily terminated for cause, or
▪ Based on eligibility as of the last day employed, the latest of the following:
• 30 days after voluntary termination;
• One year after involuntary termination without cause (for example, reductions-in-force or reorganization), or if your employer ceases to be a Subsidiary (as defined in the Plan) of Brunswick, unless the Committee (as defined in the Plan) provides otherwise;
• Two years after termination following a Change in Control (as defined in the Plan);
• Five years after termination due to death or permanent disability (as defined below); or
• Five years after termination of employment  (other than for cause or due to death or permanent disability), provided that such termination occurs on or after the date at which your age plus years of service equals 70 or more or age is 62 or more,
▪ But, in no event later than ten years from the date of grant.

Exercise Settlement- Payment / Tax Withholding
On exercise, the number of shares of Brunswick Stock delivered will be determined as follows:

▪ The difference between the Fair Market Value on date of exercise and the per share exercise price will be determined.
▪ This difference will be multiplied by the number of Stock-Settled SARs being exercised to determine the total dollar gain.
▪ The total dollar gain will be divided by the Fair Market Value on date of exercise.

Should you elect to have the required tax withholding satisfied by delivery of shares, then the ultimate Stock delivered will be reduced by an amount necessary to accommodate the required tax withholding.

Tax withholding liability (to meet required FICA, federal, state, and local withholding) can be paid in any combination of the following:

▪ Reduction in shares delivered to accommodate the required minimum tax withholding, or by
▪ Cash or check.

Additional Terms and Conditions
Grants are subject to the terms of the Plan.  To the extent any provision herein conflicts with the Plan, the Plan will govern.  The Committee administers the Plan.  The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate.  Committee determinations are binding.

The rule of 70/age 62 provisions do not apply for grants made to residents of the European Union.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

The Plan may be amended, suspended or terminated at any time.  The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment.  Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.